UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 13, 2014

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Lawson Products, Inc. (the "Company") held a vote at the 2014 Annual Meeting of Stockholders held on May 13, 2014. Out of the 8,658,885 voting shares outstanding, the holders of 8,351,065 shares of the Company’s common stock were represented in person or by proxy to vote on the the following proposals:

Proposal 1: Election of Directors

Directors Ronald B. Port, M.D. and Wilma J. Smelcer were elected to serve until the 2017 Annual Meeting of Stockholders. Of the 8,351,065 shares present in person or represented by proxy at the meeting, Ronald B. Port M.D. received 6,949,824 votes and Wilma J. Smelcer received 6,909,966 votes.

Proposal 2: Advisory Vote on Executive Compensation

An advisory proposal to approve the compensation of the Company’s Named Executive Officers was approved. Of the 8,351,065 shares present or represented by proxy at the meeting, 6,535,165 shares were voted for the proposal, 33,983 shares were voted against the proposal and 474,202 shares abstained from voting with respect to the proposal. There were 1,307,715 broker non-votes.

Proposal 3: Approval of the Amended and Restated 2009 Equity Compensation Plan

A proposal to approve an amendment to the 2009 Equity Compensation Plan was approved. Of the 8,351,065 shares present or represented by proxy at the meeting, 6,974,611 shares were voted for the proposal, 66,907 shares were voted against the proposal and 1,832 shares abstained from voting with respect to the proposal. There were 1,307,715 broker non-votes.

Proposal 4: Ratification of the Appointment of BDO USA, LLP

A proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, was approved. Of the 8,351,065 shares present in person or represented by proxy at the meeting, 8,267,100 shares were voted for the proposal, 80,972 shares were voted against the proposal and 2,993 shares abstained from voting with respect to the proposal.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date:	May 16, 2014	By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Executive Vice President, Secretary and General Counsel